Pioneer Exploration Inc.
202 – 700 West Pender Street
Vancouver, British Columbia
V6C 1G8

November 5, 2008

Scott Macleod
102 Aberdeen Road
1287 RR1
Pleasantville, Nova Scotia
V0R 1Z0

Dear Sir:

Re:  Macallan Oil & Gas Inc. - Option to purchase Shares

This letter will confirm our numerous discussions concerning the proposed purchase of up to 75,000 free trading common shares in the capital of Macallan Oil & Gas Inc. (the “Shares”).

This Letter Agreement sets forth the terms and conditions of the proposed purchase, which, when accepted by you, will form a binding agreement between us, such agreement to be embodied in due course in a more formal agreement (the “Formal Agreement”).

Background

For the purposes of our proposed acquisition, we have each relied upon the following information:

(a)	Macallan Oil & Gas Inc. (the “Company”) has a 39% revenue interest in an oil discovery in Trinidad;

(b)	you are the beneficial owner of your Shares and have the authority and control to sell those Shares:

(c)	there are no options, rights or other agreements to purchase the Shares, and none of you have granted anyone else the right to purchase the Shares.

Proposed Acquisition

Based on the foregoing information, we agree as follows:

1.	We or our nominee will purchase from all of you all of the Shares.

2.	The purchase price of the Shares will be CDN$56,250, with CDN$9375 payable within 10 days of closing and 5 payments of $9375 every 60 days thereafter until the purchase price is paid in full.

3.	You will deliver the Shares upon receipt of final payment

4.	If we raise CDN$250,000 or more at any one time we will pay out the remaining payments on demand.

5.
It is understood that contained in the Formal Agreement will be the normal and usual covenants and warranties for a transaction of this nature, including among other things, but without limitation, the ownership of the Shares and your right to sell the Shares.

6.	The Formal Agreement will also contain customary conditions precedent to closing, including, without limitation, the following:

a.	We conduct due diligence searches and obtain satisfactory results from those searches.

b.	You obtain any required consents for the transfer of the Shares.

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The Formal Agreement will provide that if these conditions are not fulfilled or waived prior to closing, the obligations of the parties thereunder will be null and void unless the fulfilment of any such condition was reasonably capable of being performed.

7.	All information will be kept confidential and will be divulged by the parties only to their respective principals and professional advisors or as required by law.

8.
Prior to execution of the Formal Agreement and so long as negotiations on this proposal continue and are being pursued in good faith, you agree to neither solicit expressions of interest nor offers from any other parties concerning the sale of the Shares nor to negotiate same or to take any steps in furtherance thereof.

Miscellaneous

9.
Each of the parties hereby will pay their own costs, expenses and fees (including, without limitation, legal counsel) incurred in connection with the preparation, execution and the consummation of this Letter Agreement and the Formal Agreement.

10.
This Letter Agreement and the Formal Agreement will be interpreted in accordance with the laws of the Province of British Columbia and will enure to the benefit of and be binding upon us and our respective heirs, successors and permitted assigns.

11.
We agree to sign such further and other deeds and documents, including without limitation, the Formal Agreement and to give such further and other assurances as may be necessary to fully implement this Letter Agreement.

12.
If the foregoing accurately sets forth your understanding of our agreement, please sign this Letter Agreement where indicated below which will then form a binding agreement between us, subject only to the terms and conditions aforesaid.  We will then immediately begin our due diligence and preparation of the Formal Agreement.

13           Should the purchaser fail to make payment with in 5 business days of the agreed to purchasedays the seller has the right to withdraw from this purchase and sale agreement whereby thepurchaser waives the right to purchase the balance of shares agreed to in this documentunless otherwise agreed to by the seller.

Yours truly,

Pioneer Exploration Inc.

Per:          /s/ Tom Brady                                                                                                                     c/s
  Authorized Signatory

ACCEPTED AND AGREED TO THIS  5TH  DAY OF NOVEMBER, 2008:

/s/ Scott Macleod

  Scott Macleod

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